Exhibit 99.1

Fulgent Genetics Announces Promotions and Leadership Updates

TEMPLE CITY, CA, May 3, 2022 —Fulgent Genetics, Inc. (NASDAQ: FLGT) (“Fulgent Genetics”, “Fulgent”, or the “Company”), a technology-based genetic testing company focused on transforming patient care in oncology, infectious and rare diseases, and reproductive health, today announced a number of promotions and appointments across its leadership team.

“The deep domain expertise and leadership experience of our senior team has been instrumental in driving our success in recent years,” said Ming Hsieh, Chairman and CEO of Fulgent Genetics. “We are pleased to announce a number of promotions and leadership updates across the business as we continue to execute on our strategy of rapid growth and expansion. As an organization, we pride ourselves on disciplined execution, cohesiveness and commitment to excellence, and I am pleased that each of these individuals helps to fulfill the values of Fulgent Genetics through their leadership.”

James Xie, Fulgent’s Chief Operating Officer, has been named President in addition to his current role. Mr. Xie has been a key member of Fulgent’s executive team since the Company’s founding and has made meaningful contributions to the business through his leadership and commitment to Fulgent’s growth and expansion. Mr. Xie will remain responsible for managing Fulgent’s global operations, product vision and product engineering.

Chris Wicker has been appointed as Vice President and General Manager of CSI Laboratories (“CSI”) and Inform Diagnostics (“InformDx”). CSI and InformDx are each a division of Fulgent Genetics. Mr. Wicker was formerly the Chief Executive Officer and Chief Financial Officer of CSI and joined Fulgent through the company’s acquisition in August, 2021. Mr. Wicker has been an instrumental member of the team supporting the integration of CSI onto the Fulgent platform and will continue to oversee the daily operations of CSI’s division within Fulgent. Mr. Wicker has over 30 years of financial and management experience in the healthcare industry from prior roles at Optum (United Health Group) and Memorial Hermann Health System, among other health systems. He holds a Bachelors in Accounting and Finance from Baylor University.

Natalie Prescott has joined Fulgent Genetics as Vice President of Legal and Deputy General Counsel from Mintz Levin, a premier Am Law 100 firm. Ms. Prescott is a seasoned business litigator, privacy and healthcare class action lawyer, and certified privacy professional with over 15 years of legal experience. Ms. Prescott will be responsible for managing all of Fulgent’s legal operations including overseeing legal, privacy, and regulatory matters. Ms. Prescott holds a J.D. from Duke University School of Law, a Master’s degree from Tulane University, and a Bachelor’s degree from the University of Southern Mississippi.

Mary Jane Abalos joined Fulgent Genetics in July of 2020 as Vice President of Finance. Prior to Fulgent, Ms. Abalos held roles as Chief Financial Officer at Solarflare Communications and as Vice President of Planning and Finance Operations at Cogent Systems (3M). She has over 25 years of finance and management experience. Ms. Abalos holds a Master of Science in Business Administration in Finance from San Diego State University and a Bachelor of Science in Management Science from the University of California, San Diego.

Doreen Ng joined Fulgent Genetics in October of 2020 as Vice President of Operations and Compliance, as well as General Manager of the Company’s office in Houston. Prior to Fulgent, Ms. Ng was the founder and owner of NG Quality Consulting and further honed her clinical laboratory management expertise at Baylor College of Medicine. Ms. Ng is a seasoned clinical lab professional with extensive experience in lab buildout, operation improvement, quality management, regulatory affairs and compliance programs. She holds a Bachelor of Science in Biochemistry from the University of Kansas.

Jakub Sram has served as the Vice President of Business Development and Sales since 2015. Mr. Sram joined Fulgent in 2014 and has been a valuable member of the team supporting growth of the Company’s commercialization organization, specifically expanding Fulgent’s Sequencing Services business for pharma research and clinical trials, as well as international clinical genetic testing business across Canada, Europe, the Middle East, South America, and Australasia. Prior to joining Fulgent, Mr. Sram spent ten years as the Director of Business Development at the City of Hope Clinical Molecular Diagnostics Laboratory. Mr. Sram has over 19 years of experience building genetic and genomic clinical testing businesses. Mr. Sram holds a Doctor of Philosophy in Chemistry from the University of Wyoming, and a Masters of Business Administration from the University of California, Irvine.

Ellen Tsui has been promoted to Vice President of Human Resources. Ms. Tsui joined Fulgent in April 2018 as the Company’s Human Resources Manager. Prior to joining Fulgent, Ms. Tsui has accumulated more than ten years of experience in human resources management across various industries such as education, insurance, legal, medical, and manufacturing. Ms. Tsui holds a Masters of Business Administration and Bachelors of Business Administration degrees in Human Resources Management and International Business from the University of Hawaii at Manoa.

About Fulgent Genetics

Fulgent Genetics is a technology-based genetic testing company focused on transforming patient care in oncology, infectious and rare diseases, and reproductive health. Fulgent Genetics’ proprietary technology platform has created a broad, flexible test menu and the ability to continually expand and improve its proprietary genetic reference library while maintaining accessible pricing, high accuracy, and competitive turnaround times. Combining next generation sequencing, or NGS, with its technology platform, the Company performs full-gene sequencing with deletion/duplication analysis in an array of panels that can be tailored to meet specific customer needs. A cornerstone of the Company’s business is its ability to provide expansive options and flexibility for all clients’ unique testing needs through a comprehensive technology offering including cloud computing, pipeline services, record management, web portal services, clinical workflow, sequencing as a service and automated laboratory services.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements in this press release include statements about, among other things: the Company’s identification of its ability to grow and expand its business and judgments and evaluations of its management team. Forward-looking statements are statements other than historical facts and relate to future events or circumstances or the Company’s future performance, and they are based on management’s current assumptions, expectations, and beliefs concerning future developments and their potential effect on the Company’s business. These forward-looking statements are subject to a number of risks and uncertainties, which may cause the forward-looking events and circumstances described in this press release to not occur, and actual results to differ materially and adversely from those described in or implied by the forward-looking statements. These risks and uncertainties include, among others: the ongoing impacts of the COVID-19 pandemic, including the preventive public health measures that may continue to impact demand for its tests and the pandemic’s effects on the global supply chain; the market potential for, and the rate and degree of market adoption of, the Company’s tests, including its COVID-19 and genetic testing generally; the Company’s ability to capture a sizable share of the developing market for genetic and COVID-19 testing and to compete successfully in these markets, including its ability to continue to develop new tests that are attractive to its various customer markets, its ability to maintain turnaround times and otherwise keep pace with rapidly changing technology; the Company’s ability to maintain the low internal costs of its business model, particularly as the Company makes investments across its business; the Company’s ability to maintain an acceptable margin on sales of its tests, particularly in light of increasing competitive pressures and other factors that may continue to reduce the Company’s sale prices for and margins on its tests; risks related to volatility in the Company’s results, which can fluctuate significantly from period to period; risks associated with the composition of the Company’s customer base, which can fluctuate from period to period and can be comprised of a small number of customers that account for a significant portion of the Company’s revenue; the Company’s ability to grow and diversify its customer base and increase demand from existing and new customers; the Company’s investments in its infrastructure, including its sales organization and operational capabilities, and the extent to which these investments impact the Company’s business and performance and enable it to manage any growth it may experience in future periods; the Company’s level of success in obtaining coverage and adequate reimbursement and collectability levels from third-party payors for its tests; the Company’s level of success in establishing and obtaining the intended benefits from partnerships, strategic investments, joint ventures, acquisitions, or other relationships; the Company’s compliance with the various evolving and complex laws and regulations applicable to its business and its industry; risks associated with the Company’s international operations; the Company’s ability to protect its proprietary technology platform; and general industry, economic, political and market conditions. As a result of these risks and uncertainties, forward-looking statements should not be relied on or viewed as predictions of future events.

The forward-looking statements made in this press release speak only as of the date of this press release, and the Company assumes no obligation to update publicly any such forward-looking statements to reflect actual results or to changes in expectations, except as otherwise required by law.

The Company’s reports filed with the U.S. Securities and Exchange Commission, or the SEC, including its annual report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 28, 2022 and the other reports it files from time to time, including subsequently filed annual, quarterly and current reports, are made available on the Company’s website upon their filing with the SEC. These reports contain more information about the Company, its business and the risks affecting its business, as well as its results of operations for the periods covered by the financial results included in this press release.

Investor Relations Contact:

The Blueshirt Group

Nicole Borsje, 415-217-2633, nicole@blueshirtgroup.com